As filed with the Securities and Exchange Commission on February 6, 2026

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE SIMPLY GOOD FOODS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	82-1038121
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1225 17th Street, Suite 1000
Denver, CO 80202
(Address of Principal Executive Offices) (Zip Code)

The Simply Good Foods Company Incentive Plan

CEO Stock Option Inducement Award

(Full title of the Plans)

Timothy R. Kraft

Chief Legal and Corporate Development Officer

The Simply Good Foods Company

1225 17th Street, Suite 1000

Denver, CO 80202

(303) 633-2840

(Name, address, including zip code, and telephone number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

At the 2026 annual meeting of the stockholders of The Simply Good Foods Company (the “Registrant”) on January 28, 2026, the Registrant’s stockholders approved the Registrant’s Incentive Plan (the “Incentive Plan”), which provides for grants of equity awards to eligible employees, officers and directors of the Registrant and its affiliates and any natural person who is a consultant or advisor to the Registrant or any of its subsidiaries as defined in the Incentive Plan. The Incentive Plan replaced the Registrant’s 2017 Omnibus Incentive Plan (the “Prior Plan”). This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purposes of registering 6,355,505 shares of the Registrant’s common stock (“Common Stock”) under the Incentive Plan, consisting of 3,716,822 shares being made available for new grants under the terms of the Incentive Plan and 2,638,683 shares that may be returned to the Incentive Plan’s pool as a result of outstanding awards granted under the Prior Plan expiring, being cash settled or forfeited (the “Returning Shares”).

This Registration Statement also registers 2,000,000 shares of Common Stock underlying the CEO Stock Option Inducement Award granted to Joseph E. Scalzo on January 19, 2026 (the “CEO Stock Option Inducement Award”) outside of the Incentive Plan and Prior Plan and in connection with the commencement of his employment. The CEO Stock Option Inducement Award was approved by the Registrant’s Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4).

PART I

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Incentive Plan and the CEO Stock Option Inducement Award, as applicable and as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and, as applicable, the documents incorporated by reference in this Registration Statement pursuant to General Instruction E to Form S-8, taken together, constitute a prospectus, for the Incentive Plan and the CEO Stock Option Inducement Award, respectively, in each case, that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.    Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in the Registration Statement by reference:

(a)        The Registrant’s Annual Report on Form 10-K for the fiscal year ended August 30, 2025, filed with the Commission on October 28, 2025; .

(b)        The Registrant’s Quarterly Report on Form 10-Q for the quarter ended November 29, 2025 filed with the Commission on January 8, 2026;

(c)        The Registrant’s Current Reports on Form 8-K filed with the Commission on November 20, 2025; January 21, 2026; and February 2, 2026

(d)        The Registrant’s Definitive Proxy Statement in connection with the Registrant’s 2026 annual meeting of stockholders filed with the Commission on December 17, 2025; and

(e)        The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-38115), filed with the Commission under Section 12(b) of the Exchange Act on June 15, 2017, including any amendment or report filed for the purpose of updating such description, as updated by the Description of Securities filed as Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed on October 29, 2024.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions of the Exchange Act or information furnished under Items 2.02 or 7.01 of Form 8-K or exhibits furnished under Item 9.01 on Form 8-K that related to such item. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnity agreements with our directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnity agreements require us, among other things, to indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit Number	Exhibit Description
4.1	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K/A (File No. 001-38115) filed on January 24, 2024)
4.2	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-4 filed on June 12, 2017)
4,3	Third Amended and Restated Bylaws of the Simply Good Foods Company (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38115) filed on July 19, 2023)
5.1*	Opinion of Fried Frank
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Counsel, filed herewith (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)
99.1*	The Simply Good Foods Company Incentive Plan (dated as of January 28, 2026)
99.2	The Simply Good Foods Company Stand-Alone Inducement Award – Nonqualified Stock Option Grant Notice and Agreement with Joseph Em. Scalzo (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38115) filed on January 21, 2026)
107*	Filing Fee Table
* Filed herewith

Item 9.   Undertakings

(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided,	however, That:

(1)	Paragraphs (a)(1)(i) and (a) (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on February 6, 2026.

THE SIMPLY GOOD FOODS COMPANY
Date: February 6, 2026

	By:	/s/ Joseph E. Scalzo
	Name:	Joseph E. Scalzo
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of The Simply Good Foods Company (the “Company”), hereby severally constitute and appoint Timothy R. Kraft and Neil J. Eckstein, each of them singly, as our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph E. Scalzo	Chief Executive Officer (Principal Executive Officer) and Director	February 6, 2026
Joseph E. Scalzo

/s/ Christopher J. Bealer	Chief Financial Officer (Principal Financial Officer)	February 6, 2026
Christopher J. Bealer

/s/ Timothy A. Matthews	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	February 6, 2026
Timothy A. Matthews

/s/ James M. Kilts	Chair of the Board	February 6, 2026
James M. Kilts

/s/ Clayton C. Daley, Jr.	Director	February 6, 2026
Clayton C. Daley, Jr.

/s/ Romitha S. Mally	Director	February 6, 2026
Romitha S. Mally

/s/ Michelle P. Goolsby	Director	February 6, 2026
Michelle P. Goolsby

/s/ Robert G. Montgomery	Director	February 6, 2026
Robert G. Montgomery

/s/ Brian K. Ratzan	Director	February 6, 2026
Brian K. Ratzan

/s/ David W. Ritterbush	Director	February 6, 2026
David W. Ritterbush

/s/ Joseph J. Schena	Director	February 6, 2026
Joseph J. Schena

/s/ David J. West	Director	February 6, 2026
David J. West

/s/ James D. White	Director	February 6, 2026
James D. White